Exagen Inc. Reports Third Quarter 2020 Results

Record Adopters with 99% Stickiness and 14 Million In-Network Lives Added for AVISE® Testing

November 10, 2020

SAN DIEGO – Exagen Inc. (Nasdaq: XGN), an organization dedicated to transforming the care continuum for patients suffering from autoimmune diseases, today reported financial results for the quarter ended September 30, 2020.
Third Quarter Highlights:
•Generated total revenue of $10.8 million for the quarter ended September 30, 2020, an increase of 20% over the quarter ended June 30, 2020 and 3% over the quarter ended September 30, 2019.
•Delivered 26,201 flagship AVISE® CTD tests, including AVISE® Lupus, in the third quarter 2020 despite reduced patient visits resulting from the COVID-19 pandemic.
•Number of ordering healthcare providers was 1,665 in the third quarter, with a record 600 adopters, and sequential quarterly retention rate of approximately 99% among adopting healthcare providers from the prior quarter.
•Added to covered lives following the agreement with Humana TRICARE East to make AVISE® testing covered and in-network for approximately 6 million lives, and an agreement with Provider Network of America making AVISE® in-network for 8 million lives.
•Continued to expand our suite of comprehensive testing solutions for rheumatologists, launching AVISE® Vasculitis AAV.

“We're very pleased with our results in the third quarter, as our core testing business performed well in an environment where patients continued to have challenges visiting their healthcare providers due to the COVID-19 pandemic. Despite these headwinds, our testing volumes have approached the level of Q1 2020 volumes which were only marginally affected by COVID-19. Meanwhile, our co-promotion agreement with Janssen continues to supplement our top line and enhance our gross margin," said Ron Rocca, President and Chief Executive Officer of Exagen. " Throughout the quarter we continued to position Exagen as a premier autoimmune company. Our world-class R&D team launched a new product to build upon our already robust portfolio. We continued to expand access to our AVISE® franchise through payor and provider contracting. The Exagen team delivered strong operational execution during the quarter and took concrete strategic steps to strengthen the business for long-term sustainable success."

Third Quarter 2020 Financial Results
Revenue for the three months ended September 30, 2020 was $10.8 million, compared with $10.4 million in the third quarter of 2019. Testing revenue was $9.5 million for the third quarter of 2020, compared to $10.0 million in the third quarter of 2019, due to lower testing volumes attributed to COVID-19 impacts and a decrease in average reimbursement per test. Our SIMPONI® co-promotion efforts contributed $1.3 million in the third quarter of 2020, compared to $0.4 million in the third quarter of 2019. Gross margin was 60% in the third quarter of 2020 compared to 54% in the third quarter of 2019, benefiting from an increase in SIMPONI® revenues and a decrease in royalty costs associated with the expiration of a royalty on our CB-CAPs technology.
Operating expenses were $14.6 million in the third quarter of 2020, compared with $12.6 million in the third quarter of 2019, due to increases in employee related expenses, including stock-based compensation, and public company expenses.
For the third quarter of 2020, net loss was $4.3 million, compared to a net loss of $3.1 million for the third quarter of 2019.
Cash and cash equivalents were approximately $61.4 million as of September 30, 2020.
Conference Call
A conference call to review third quarter 2020 financial results and to provide a business update is scheduled for today November 10, 2020 at 4:30 PM Eastern Time (1:30 PM Pacific Time). Interested parties may access the conference call by dialing (877) 407-3982 (U.S.) or (201) 493-6780 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at http://investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Tuesday, November 17, 2020 at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (international) using passcode 13711892. A link to the replay of the webcast will also be available in the investor relations section of Exagen's website.
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE® brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. CB-CAPs assess the activation of the complement system, a biological pathway that is widely implicated across many autoimmune and autoimmune-related diseases, including systemic lupus erythematosus, or SLE. Exagen’s goal is to enable rheumatologists to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including SLE and rheumatoid arthritis, or RA. Exagen’s model of integrating testing products and therapeutics positions Exagen to offer targeted solutions to rheumatologists and, ultimately, better serve patients. For more information, please visit www.Exagen.com.

Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the expected impact of COVID-19; the potential benefit of the company's testing products and promoted therapeutic for patients and physicians in autoimmune disease treatment; the potential to position the business for long-term sustainable success; and the availability and use of AVISE® tests through Humana TRICARE East and the Provider Network of America network. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the COVID-19 pandemic may continue to adversely affect our business, financial condition and results of operations, including as a result of shutdowns of our facilities and operations as well as those of our suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for our tests, our sales and commercialization activities and our ability to receive specimens and perform or deliver the results from our tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving our tests; the company’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payers and others in the medical community; the company’s ability to successfully execute on its Dx/Rx strategy, including its promotion efforts for SIMPONI®; third party payers not providing coverage and adequate reimbursement for the company’s testing products or promoted therapeutics; the company’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting the company’s business; and other risks described in the company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors
Westwicke Partners
Mike Cavanaugh
Mike.Cavanaugh@westwicke.com
646.677.1838

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer

kadawi@exagen.com
760.477.5514

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)
Revenue	$10,775	$10,439	$29,307	$30,173
Operating expenses:
Costs of revenue	4,341	4,783	12,224	14,217
Selling, general and administrative expenses	9,202	7,306	27,104	20,787
Research and development expenses	1,018	507	2,403	1,610
Total operating expenses	14,561	12,596	41,731	36,614
Loss from operations	(3,786)	(2,157)	(12,424)	(6,441)
Interest expense	(647)	(909)	(1,913)	(2,720)
Change in fair value of financial instruments	—	(200)	—	267
Other income, net	125	125	985	264
Loss before income taxes	(4,308)	(3,141)	(13,352)	(8,630)
Income tax benefit	—	—	118	—
Net loss	(4,308)	(3,141)	(13,234)	(8,630)
Accretion of redeemable convertible preferred stock	—	(338)	—	(4,640)
Deemed dividend recorded in connection with financing transactions	—	(13,601)	—	(13,601)
Net loss attributable to common stockholders	$(4,308)	$(17,080)	$(13,234)	$(26,871)
Net loss per share, basic and diluted	$(0.34)	$(11.29)	$(1.05)	$(48.70)
Weighted-average number of shares used to compute net loss per share, basic and diluted	12,644,348	1,513,189	12,626,259	551,730

Exagen Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$61,434	$72,084
Accounts receivable, net	9,297	5,715
Prepaid expenses and other current assets	1,824	3,451
Total current assets	72,555	81,250
Property and equipment, net	1,758	1,380
Goodwill	5,506	5,506
Other assets	174	174
Total assets	$79,993	$88,310
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,454	$1,476
Accrued and other current liabilities	5,820	4,419
Total current liabilities	8,274	5,895
Borrowings-non-current portion, net of discounts and debt issuance costs	26,453	25,854
Deferred tax liabilities	147	264
Other non-current liabilities	645	638
Total liabilities	35,519	32,651
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at September 30, 2020 and December 31, 2019; 12,652,113 and 12,560,990 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	13	13
Additional paid-in capital	222,297	220,248
Accumulated deficit	(177,836)	(164,602)
Total stockholders' equity	44,474	55,659
Total liabilities and stockholders' equity	$79,993	$88,310